Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/

CONSENT SOLICITATION STATEMENT/PROSPECTUS

September 5, 2021

Pioneer Merger Corp.

660 Madison Avenue, 19th Floor

New York, NY 10065

Pioneer Merger Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/consent solicitation statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/consent solicitation statement/prospectus.

Sincerely,

/s/ John Flynn
Name: John Flynn